Farmer Mac Names Matthew M. Pullins
as EVP – Chief Financial Officer and Treasurer
WASHINGTON, D.C., December 8, 2025 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure, today announced the appointment of Matthew M. Pullins as its Executive Vice President – Chief Financial Officer and Treasurer, starting December 11, 2025.
Mr. Pullins brings more than two decades of experience in corporate finance, accounting, strategic planning, capital markets, and regulatory reporting, most recently serving as Senior Vice President, Chief Financial Officer – Capital Markets at PNC Financial Services Group, Inc. His career reflects a deep understanding of financial strategy, risk management, and enterprise reporting functions, developed through progressively senior leadership roles. At PNC, he oversaw the financial operations of a $1 billion revenue business unit and led strategic planning, funding optimization, and systems modernization initiatives for PNC’s Capital Markets business. Earlier in his career, Mr. Pullins served as Chief Financial Officer of PNC’s institutional asset management division and subsequently oversaw PNC’s regulatory reporting and loan accounting activities supporting a $290 billion loan portfolio during his tenure.
Raised on a family farm in western Ohio, Mr. Pullins holds a lifelong personal connection to American agriculture. He earned his bachelor’s degree in agribusiness and applied economics from The Ohio State University, where he later returned to complete his Master of Business Administration in corporate financial management. His background pairs firsthand knowledge of production agriculture and the rural communities that Farmer Mac serves with decades of experience in managing complex financial institutions.
“Matt was selected following a wide and thoughtful search. His combination of financial expertise, operational leadership, and personal connection to rural America makes him a natural fit for our company and our mission,” said Bradford T. Nordholm, Chief Executive Officer of Farmer Mac. “Matt brings a strategic mindset, a proven track record of strong execution, and a values-driven leadership style that reflects who we are as an organization. We’re excited to welcome him to the team as we continue building on our momentum and growing in a safe and sound way.”
“Matt’s extensive experience in financial services and his leadership in capital markets are a strong match for Farmer Mac’s future,” said Zachary N. Carpenter, Farmer Mac’s President and Chief Operating Officer. “His ability to translate complex financial insights into actionable strategies will help us grow and innovate while staying true to our roots and our mission. I look forward to working with Matt to build on our momentum and support the evolving needs of rural America.”
“I’ve always believed in the power of finance to support communities and strengthen the backbone of our economy—and few sectors demonstrate that more clearly than American agriculture,” said Mr. Pullins. “As someone who grew up on a farm and built a career in finance, I’m honored and excited to join an institution like Farmer Mac that brings those two worlds together. I look forward to working alongside the team to deliver on our important mission supporting the people, communities, and institutions that drive the rural American economy.”
Mr. Pullins is a Certified Public Accountant. He received both his M.B.A. and B.S. from The Ohio State University.
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.
CONTACT:
Jalpa Nazareth, Investor Relations
Lisa Meyer, Media Inquiries
(202) 872-7700